Exhibit 23.1

We consent to the inclusion in the Registration Statement (Form S-1) of E-Check Holdings, Inc. (hereinafter the “Company”) of our report dated February 22, 2011, with respect to the balance sheets as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended, and for the period from inception on May 2, 2005 through December 31, 2010 to be included in this Registration Statement (Form S-1).

/s/ SAM KAN & COMPANY ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
June 28, 2011 ___________________________________
Date